Exhibit 23

INTERIM INVESTORS AGREEMENT

This INTERIM INVESTORS AGREEMENT (this “Agreement”) is made as of August 11, 2020 by and among CBMG Holdings, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”), CBMG Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the other parties set forth on Exhibit A hereto or who join in this Agreement as an “Investor” under circumstances contemplated by and in accordance with this Agreement (each such party, an “Investor” and, collectively the “Investors”).

RECITALS

1.       On the date hereof, Parent, Merger Sub and Cellular Biomedicine Group, Inc., a Delaware corporation (the “Company”), have executed an Agreement and Plan of Merger (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and this Agreement, the “Merger Agreement”), pursuant to which, subject to the terms and conditions set forth therein, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

2.       On the date hereof, (a) Parent and the Consortium Rollover Investors (as defined below) have entered into a rollover and support agreement (the “Consortium Support Agreement”), (b) Parent and the Novartis Investor have entered into a rollover and support agreement (the “Novartis Support Agreement”), pursuant to which, each of the Rollover Stockholders (as defined in the Consortium Support Agreement or Novartis Support Agreement, as applicable) has agreed, subject to the terms and conditions set forth therein and among other obligations, (i) to receive no consideration for cancellation of the Rollover Shares in accordance with this Agreement, and to subscribe for or otherwise receive newly issued shares of Parent at or immediately prior to the Effective Time (collectively, the “Rollover Commitment”), and (ii) to vote in favor of the approval of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement.

3.       On the date hereof, each of the Sponsor Investors or one of their respective Affiliates, as the case may be, has executed a letter agreement in favor of Parent (each, an “Equity Commitment Letter”), pursuant to which each of the Sponsor Investors (or one of its Affiliate, as the case may be) has agreed, subject to the terms and conditions set forth therein, to make a cash equity investment in Parent at the Closing.

4.       On the date hereof, each of the Sponsor Investors or one of their respective Affiliates, as the case may be, has executed a limited guarantee in favor of the Company (each, a “Limited Guarantee”), pursuant to which each of the Sponsor Investors or (one of its Affiliates, as the case may be) has agreed, subject to the terms and conditions set forth therein, to guarantee the performance and discharge of their respective pro rata portions of the payment obligations of Parent with respect to the Parent Termination Fee.

5.       The Investors, Parent and Merger Sub wish to agree to certain terms and conditions that will govern certain actions of Parent and Merger Sub and the relationship among the Investors with respect to the Merger Agreement, the Equity Commitment Letters, the Consortium Support Agreement and the Limited Guarantees, and the transactions contemplated by each.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, hereby agree as follows

AGREEMENT

1.	EFFECTIVENESS; DEFINITIONS.

1.1.       Effectiveness; Termination. This Agreement is effective on the date hereof and shall terminate (except with respect to Sections 1.1 (Effectiveness; Termination), 1.2 (Definitions), 2.7 (Expense Sharing Provisions), 2.12 (Exclusivity), 2.13 (Contribution With Respect to Limited Guarantees), 2.14 (Indemnification), 2.15 (Company Payments), and 4 (Miscellaneous), all of which shall survive the termination of this Agreement in accordance with the terms hereof) upon the earlier to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms therein, and (c) the termination of this Agreement as otherwise agreed by the Investors; provided, that any liability for failure to comply with the terms of this Agreement prior to its termination shall survive such termination. Notwithstanding anything to the contrary contained in this Agreement, in the event that any of the Lead Investors becomes a Failing Investor (as defined below), such Failing Investor shall no longer be deemed to be a Lead Investor for purposes of exercising any rights of the Lead Investor hereunder, and instead a Majority-in-Interest of the Investors (other than such Failing Investor) shall be entitled to exercise rights that such Failing Investor would have had as a Lead Investor had it not become a Failing Investor.

1.2.       Definitions; Interpretation. Capitalized terms used in this Agreement shall have the meanings given to them in this Agreement or, if not defined herein, in the Merger Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, “Business Day” means any day other than a Saturday or Sunday or other day on which banks are required or authorized to close in the City of New York, Hong Kong, Beijing or Singapore. With respect to the GIC Investor only and for purpose of the provisions of this Agreement other than Section 2.8.2, references to “Affiliate” of the GIC Investor hereunder shall only be deemed to include (i) the GIC Investor, GIC Private Limited, GIC Special Investments Pte. Ltd., GIC (Ventures) Pte. Ltd. and their respective Subsidiaries from time to time which are primarily engaged in the business of private equity investment (so long as such Subsidiaries would not otherwise be deemed Affiliates under clauses (ii) and (iii)); (ii) any other Affiliate of the GIC Investor (without giving effect to clause (i)) that receives any Confidential Information from the GIC Investor, GIC Private Limited, GIC Special Investments Pte. Ltd., GIC (Ventures) Pte. Ltd. and their respective Subsidiaries which are primarily engaged in the business of private equity investment, or acts at the direction of, or in concert with, any Parent Related Parties (other than Affiliates of the GIC Investor that would be excluded by virtue of this clause), or that has been involved in the consideration of the Transaction by any Parent Related Parties (other than Affiliates of the GIC Investor that would be excluded from the restrictions by virtue of this clause), and (iii) any other Affiliate of the GIC Investor (without giving

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effect to clause (i)) holding any Equity Interests of the Company that are to be acquired by the GIC Investor or any Affiliate of the GIC Investor (other than Affiliates of the GIC Investor that would be excluded from the restrictions by virtue of this clause). The section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by Parent, Merger Sub and the Investors, and no presumption or burden of proof shall arise, or rule of strict construction applied, favoring or disfavoring Parent, Merger Sub and/or any Investor by virtue of the authorship of any of the provisions of this Agreement. Matters or actions that require the approval of the Lead Investors hereunder shall require the approval or consent of each Lead Investor in writing (email being sufficient).

2.	AGREEMENTS AMONG THE INVESTORS.

2.1.       Actions Under the Merger Agreement.

2.1.1.       Subject to Section 2.4 below and this Section 2.1, (a) the YF Capital Investor, the TF Capital Investor and the GIC Investor, acting jointly, shall have the sole power, authority and discretion to (i) cause Parent and Merger Sub to determine that the condition to closing specified in Section 8.1(b) of the Merger Agreement (the “CFIUS Clearance Condition”) and Section 8.2(c) of the Merger Agreement (the “MAE Closing Condition”) have been satisfied or otherwise may be waived and (ii) cause Parent and Merger Sub to determine that the failure of a condition to closing to be satisfied that is caused by the Company (the “Company Breached Condition”) has been otherwise waived, and (iii) in each case of (i) and (ii), determine accordingly to close or terminate the Merger Agreement upon the satisfaction or waiver of Other Closing Conditions (as defined below), and (b) subject to the foregoing clause (a), the Lead Investors shall have the sole power, authority and discretion to cause Parent and Merger Sub to take any action or refrain from taking any action in order for Parent and Merger Sub to comply with their obligations, satisfy the closing conditions or exercise their rights and remedies under the Merger Agreement, including: (i) determining that the conditions to closing specified in Sections 8.1 and 8.2 (other than the MAE Closing Condition, the CFIUS Clearance Condition and the Company Breached Condition) of the Merger Agreement (the “Other Closing Conditions”, together with the MAE Closing Condition, the CFIUS Clearance Condition and the Company Breached Condition, the “Closing Conditions”) have been satisfied, (ii) enforcing or waiving compliance with any agreements and conditions contained in the Merger Agreement, including Other Closing Conditions, (iii) amending, supplementing or modifying the Merger Agreement, (iv) determining to close the Merger or terminate the Merger Agreement (other than the circumstances set forth in the foregoing clause (a)), and (v) negotiating and entering into definitive agreements with members of management of the Company with respect to the terms of such management members’ employment, compensation, and equity incentives, as applicable (collectively, the “Lead Investor Actions”); provided, however, that the Lead Investors shall not permit or cause Parent and Merger Sub to amend, supplement or modify the Merger Agreement in a way that has an impact on any Investor that is different from the impact on the other Investors in a manner that is materially adverse to such Investor without such Investor’s prior written consent; provided further, that any amendment, supplement or modification to the CFIUS Clearance Condition shall require the prior consent of the GIC Investor. Parent and Merger Sub each agrees to not (x) determine that the MAE Closing Condition and the CFIUS Clearance Condition have been satisfied or waive the MAE Closing Condition, the CFIUS

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Clearance Condition and the Company Breached Condition unless such action has been approved in writing by each of the YF Capital Investor, the TF Capital Investor and the GIC Investor, or (y) take any action with respect to the Merger Agreement, including any of the Lead Investor Actions, unless such actions are authorized and approved in accordance with this Agreement.

2.1.2.       In the event that the YF Capital Investor, the TF Capital Investor and the GIC Investor, acting jointly, determine that the MAE Closing Condition, the CFIUS Clearance Condition and the Company Breached Condition are all satisfied or validly waived and that the Lead Investors determine that the Other Closing Conditions are satisfied or validly waived, subject to Section 2.4 below, Parent and Merger Sub, by action of the Lead Investors, may terminate the participation in the Transactions of any Investor that does not fund its Commitment in accordance with its Equity Commitment Letter or the Consortium Support Agreement, as applicable, or that asserts in writing its unwillingness to fund its Commitment in accordance with its Equity Commitment Letter or the Consortium Support Agreement, as applicable (a “Failing Investor” and such breach or failure or unwillingness to fund, a “Breach”) by notice in writing to such Investor; provided, that such actions shall not affect Parent’s or the Company’s rights against such Investor under its Equity Commitment Letter or the Consortium Support Agreement, as applicable, and under Sections 2.3, 4.3 and 4.4 hereof with respect to such failure to fund; provided, further, that if a Lead Investor does not fund its Commitment in accordance with its Equity Commitment Letter or Consortium Support Agreement, as applicable, or that asserts unwillingness to fund its Commitment in accordance with its Equity Commitment Letter or the Consortium Support Agreement, or, in the case as applicable, then any other Lead Investor or a Majority-in-Interest of the Investors may designate such Lead Investor a Failing Investor by notice in writing to such Lead Investor..

2.1.3.       Notwithstanding any of the provisions hereof to the contrary, the Lead Investors may replace any Failing Investor’s Commitment in their discretion by notice in writing to such Failing Investor so long as the Lead Investors and Parent comply with Section 2.5; provided, that if all of the Lead Investors are Failing Investors, then the other Investors may, acting unanimously, replace any Lead Investor’s Commitment and any other Failing Investor’s Commitment in their discretion (acting unanimously) by notice in writing to such Failing Investor, so long as such other Investors and Parent comply with Section 2.5. The Lead Investors or such other Investors that are not Failing Investors, as applicable, shall notify each of the other Investors in the event of the replacement of a Failing Investor’s Commitment (including the identity of the Investor replacing the Failing Investor).

2.1.4.       Notwithstanding anything in this Agreement to the contrary, from and after the time any Investor (including any Lead Investor) becomes a Failing Investor, the approval or consent of such Failing Investor shall not be required for any purposes under this Agreement (including, without limitation, Sections 2.1, 2.2 or 2.3), and any such provision that requires the consent or approval of one or more of the Investors (including the Lead Investors) shall be deemed to require only the consent or approval of the non-Failing Investor(s) (or Lead Investors who are non-Failing Investors, as the case may be).

2.2.       Shareholders Agreement. Each Investor agrees to negotiate in good faith with the other to enter into, concurrently with the Closing, a shareholders agreement (the “Shareholders Agreement”) and

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other customary agreements with respect to its equity interests in Parent, which shall contain terms consistent with those set forth in the latest draft of the document titled Shareholders Agreement Term Sheet prepared by the parties as of the date hereof, and such other terms as the Investors agree; provided, that if the Shareholders Agreement is not entered into at or prior to the Closing, each Investor shall continue to negotiate in good faith with each other to enter into such agreement as soon as reasonably practicable thereafter.

2.3.       Equity Commitments.

2.3.1.       Each Investor hereby affirms and agrees that it is bound by the provisions set forth in its Equity Commitment Letter or the Consortium Support Agreement, as applicable, with respect to its Equity Commitment or Rollover Commitment, as applicable, and that, as amongst the Investors and Parent, Parent shall be entitled to enforce the Continuing Commitment only if, when and to the extent (i) directed by the Lead Investors (provided, that the Lead Investors shall not direct Parent to enforce its rights with respect to any Continuing Commitment until the Closing Conditions have been satisfied or validly waived as permitted hereunder and proceed with the Closing) or (ii) the Company is permitted to enforce the provisions of the Equity Commitment Letters and the Consortium Support Agreement under the specific circumstances and as specifically set forth therein and in Section 10.6 of the Merger Agreement and does in fact so cause Parent to enforce such provisions. Subject to the other provisions of this Section 2.3.1, Parent shall have no right to enforce any Continuing Commitment unless acting at the direction of the Lead Investors as set forth above, and no Investor shall have any right to enforce any Continuing Commitment except the Lead Investors acting through Parent. Parent shall only enforce the Equity Commitment Letters and the Consortium Support Agreement ratably among the Continuing Investors party thereto. Notwithstanding anything herein to the contrary, a Majority-in-Interest of the Investors may direct Parent to enforce its rights under (x) any Lead Investor’s Continuing Commitment and (y) in the event all of the Lead Investors are Failing Investors, any other Investor’s Continuing Commitment. Notwithstanding anything to the contrary in this Section 2.3, if the Lead Investors determine that Parent does not require all of the Continuing Commitments in order to satisfy its obligations in full under the Merger Agreement and to consummate the Transactions, then the Lead Investors may cause Parent to reduce the aggregate amount of Continuing Commitments funded and or retained (as applicable) at the Closing to such extent, with any such reduction to be applied to each Continuing Investor by reducing the Commitment of each Continuing Investor (including the Lead Investors) pro rata (in accordance with each such Continuing Investor’s Commitment relative to the Commitments of the other Continuing Investors determined without giving effect to such reduction), and each Continuing Investor hereby agrees to such reduction.

2.3.2.       Except as provided in Sections 2.3, 2.4, 2.5, 2.13 and 2.14 hereof, prior to the Closing, no Investor shall transfer or assign any of its Commitment or transfer any interest in Parent, as applicable, other than to its Permitted Transferees; provided, that (i) each such transferee shall agree in writing to be subject to the provisions of this Agreement applicable to the transferring Investor and (ii) no such transfer will relieve the transferring Investor of its obligations hereunder or its Equity Commitment Letter or the Consortium Support Agreement, as applicable, with respect to its applicable Commitment.

2.4.       Non-Consenting Investors.

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2.4.1.       During the term of this Agreement, except as set forth in Section 1.1 or this Section 2.4, no Investor shall have the right to withdraw, modify or otherwise terminate its Commitment except as may be set forth in such Commitment. Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub shall not, (a) modify, supplement or amend the Merger Agreement so as to (x) increase or modify the form of the Purchase Price, (y) increase the obligations of any Investor under its Equity Commitment Letter, the Consortium Support Agreement and/or Limited Guarantee, as applicable, or (z) modify or waive, in a manner adverse to Parent, Merger Sub or any Investor, any provisions related to any Parent Termination Fee payable by Parent or Merger Sub or to the aggregate cap on monetary damages available to the Company, (b) agree to any other modification, supplement or amendment of any material term with respect to the Transactions (whether contemplated or permitted by Section 2.1 hereof or otherwise) that is materially adverse to Parent, Merger Sub or any of the Investors, or (c) without limiting the generality of clause (b), agree to any modification, supplement or amendment of the CFIUS Clearance Condition or determine the satisfaction or waiver thereof (whether contemplated or permitted by Section 2.1 hereof or otherwise), in each case in respect of clauses (a), (b) and (c) above, without the approval of each Investor (in the case of clause (a)(x) or clause (a)(z)), each of the affected Investor(s) (in the case of clause (a)(y) or clause (b)), or the joint approval of the YF Capital Investor, the TF Capital Investor and the GIC Investor (in the case of clause (c)), unless (i) the Lead Investors approve any such matter and (ii) the participation in the Transactions of any Investor that does not consent to such matter (each, a “Non-Consenting Investor”) is terminated by written notice to such Non-Consenting Investor in accordance with the following, provided, that in the case that the GIC Investor does not agree to provide consent with respect to clause (c) above, such Non-Consenting Investor shall include the GIC Investor.

2.4.2.       For a termination of a Non-Consenting Investor’s participation in the Transactions to be a valid basis for the Lead Investors to proceed with, or take any action or enter into any agreement (or, in each such case, to permit Parent or Merger Sub to do so) with respect to, any of the matters described in Section 2.4.1, each Non-Consenting Investor must have received (i) a full and unconditional release of its obligations and liabilities (I) under this Agreement (other than its obligations under Section 2.7 and any liabilities arising from its failure to comply with this Agreement prior to the date of such release) and (II) if applicable, under the Consortium Support Agreement, its Equity Commitment Letter and its Limited Guarantee from Parent, the Company and each other Investor (as the case may be) or (ii) a mutually satisfactory indemnity with respect to such Non-Consenting Investor’s liabilities under this Agreement and, if applicable, the Consortium Support Agreement, its Equity Commitment Letter and its Limited Guarantee from a creditworthy counterparty mutually satisfactory to each Non-Consenting Investor (the foregoing clauses (i) and (ii) are referred to herein as the “Specified Criteria”).

2.4.3.       In the event a Non-Consenting Investor’s participation in the Transactions is terminated in accordance with the foregoing, subject to satisfying the Specified Criteria, (A) the Continuing Investors shall be entitled to increase their Commitments in proportion to their respective Commitments at the time of such termination, (B) if less than all of the Non-Consenting Investors’ Commitments are assumed by the other Continuing Investors in accordance with the foregoing, the Continuing Investors who wish to increase their Commitments further shall be entitled to increase their Commitments further in proportion to the Continuing Commitments of the Continuing Investors wishing to increase their Commitments, subject, however, to the maximum amount of increase specified by each Investor, (C) the foregoing procedures shall

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be continued until each Non-Consenting Investor’s Commitment is fully assumed by the Continuing Investors or until such Investors express no further interest in further increasing their Commitments and (D) if less than all of the Non-Consenting Investors’ Commitments are assumed by the Continuing Investors in accordance with the foregoing (collectively, the “Unassumed Commitments”), the Lead Investors may select any number of additional Persons to assume the Unassumed Commitments so long as each such Person joins in this Agreement as an Investor pursuant to a written instrument by which such Person agrees to be bound by the provisions of this Agreement applicable to the Investors.

2.5.       Failing Investors. With respect to any Failing Investor, Parent and Merger Sub shall have the right (but not the obligation) to terminate such Failing Investor’s participation in the transactions contemplated by the Merger Agreement and such Failing Investor’s Equity Commitment Letter, its Limited Guarantee or the Consortium Support Agreement (which shall not constitute a termination of the Failing Investor’s Equity Commitment Letter, its Limited Guarantee or the Consortium Support Agreement for purposes thereof) by assigning the Failing Investor’s participation rights to another Investor and/or one or more third parties, in each such case, subject to the same priority allocations as set forth in Section 2.4 with respect to reallocating the participation rights of Non-Consenting Investors, subject to the consent of such assignee, and, in connection with the completion of such assignment, the Failing Investor and the other Investors shall cooperate in such reasonable arrangements to permit Parent, Merger Sub and the other Investors to proceed with the Transactions and to terminate any liability or obligation of the Failing Investor under this Agreement (other than as specifically set forth in Sections 2.7, 2.13, 2.14, 4.3, 4.9 and 4.12, and with respect to breaches of this Agreement by the Failing Investor prior to the date of the completion of such arrangements); provided, that (1) any assignee of the Failing Investor’s participation rights pursuant to this sentence shall assume (in a written agreement with the Failing Investor that is reasonably acceptable to Parent) the Failing Investor’s obligations under the Consortium Support Agreement, its Limited Guarantee and/or its Equity Commitment Letter, as applicable, and (except as provided in this sentence) this Agreement and/or (2) with the prior written consent of the Company to the extent necessary, terminating all of the Failing Investor’s liabilities and obligations under the Consortium Support Agreement, its Limited Guarantee and/or its Equity Commitment Letter, as applicable, and this Agreement (other than as specifically set forth in Sections 2.7, 2.13, 2.14, 4.3, 4.9 and 4.12, and with respect to breaches of this Agreement by the Failing Investor prior to the date of the effectiveness of such termination). For avoidance of doubt, except as set forth in the immediately preceding sentence, all other Investors shall remain bound by this Agreement.

2.6.       Notice of Closing; Other Notices. Parent shall use commercially reasonable efforts to provide each Investor with not less than ten (10) Business Days’ prior written notice of the Closing Date under the Merger Agreement; provided, that the failure to provide such notice shall not relieve any Investor of its obligations under this Agreement, including Section 2.3, its Equity Commitment Letter, its Limited Guarantee or the Consortium Support Agreement.

2.7.       Expense Sharing Provisions.

2.7.1.       In the event the Transactions are consummated, the Lead Investors shall cause Parent and/or the Company (or its successor) to reimburse the Investors (excluding a Failing Investor) for, or

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pay on behalf of all the Investors (excluding a Failing Investor), as the case may be, all of their out-of-pocket costs and expenses incurred in connection with the Transactions (other than, with respect to any Investor, as a result of the fraud or willful breach by such Investor), including the reasonable fees, expenses and disbursements of Joint Advisors retained by the Investors (but excluding the fees and costs of any separate Advisors who were retained by an Investor unless and only to the extent such appointment and expenses are agreed to in advance in writing by all of the Lead Investors to be treated as the transaction expenses of the Investors) and all the fees and expenses contemplated under Section 2(b) and Section 2(d) of the Termination Agreement executed on June 24, 2020 (collectively, the “Transaction Expenses”), provided, that, notwithstanding the foregoing, an Investor that is a Non-Consenting Investor will only be entitled to seek reimbursement in respect of Transaction Expenses, incurred prior to such Investor becoming a Non-Consenting Investor.

2.7.2.       In the event the Transaction is not consummated (and Section 2.7.3 below does not apply), subject to Sections 2.4, 2.5, 2.13, 2.14 and 4.3, each Sponsor Investor (including any Non-Consenting Investor and any Failing Investors) agrees to share ratably among the Sponsor Investors based on such Sponsor Investor’s pro rata share (in accordance with its Commitment relative to the Commitments of the other Sponsor Investors) or as may otherwise be agreed among the Sponsor Investors, the Transaction Expenses incurred prior to or in connection with the termination of the Transaction, but excluding any termination fee payable to the Company pursuant to the Merger Agreement (which shall be paid by the Sponsor Investors or Failing Investors pursuant to Section 2.13 below), provided, that, notwithstanding the foregoing, a Sponsor Investor that is a Non-Consenting Investor will only be responsible for its proportionate share of Transaction Expenses incurred prior to such Sponsor Investor becoming a Non-Consenting Investor.

2.7.3.       If the Transaction is not consummated due to the breach of this Agreement by the Failing Investor(s), then such Failing Investor(s) shall reimburse any non-Failing Investors for all of such unpaid Transaction Expenses, any termination fee payable to the Company pursuant to the Merger Agreement, or any guarantee pursuant to the Limited Guarantees and any fees and expenses of any separate Advisors who were retained by such non-Failing Investors in connection with the Transaction, without prejudice to any rights or remedies otherwise available to such non-Failing Investors, provided, that, notwithstanding the foregoing, an Investor that is a Non-Consenting Investor will only be entitled to seek reimbursement in respect of Transaction Expenses, incurred prior to such Investor becoming a Non-Consenting Investor.

2.8.       Information Sharing and Roles.

2.8.1.       Each Investor shall cooperate in good faith in connection with the Merger, including by (a) complying with any information delivery or other requirements consented to by the Lead Investors in connection with the Merger, and shall not, and shall direct the Representatives of such party not to, whether by their action or omission, breach such arrangements or obligations, (b) providing the Lead Investors or Parent with all information reasonably required concerning such party or any other matter relating to such party in connection with the Merger and any other information any Lead Investor may reasonably require in respect of any other party and his, her or its Affiliates in connection with any filings that are required to be made with the SEC as a result of the Transaction (including the filing of the Schedule 13E-3 and the Proxy Statement), or to comply with the rules of, or obtain all necessary approvals,

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licenses, waivers or exemptions required by, any applicable Governmental Entity (including any notices, reports or other filings as may be required to obtain the CFIUS Clearance) necessary or desirable for the consummation of the Transaction, or as otherwise requested by a Governmental Entity (collectively, “Regulatory Disclosures”), (c) providing timely responses to requests by any Lead Investor, (d) applying the level of resources and expertise that such party reasonably considers to be necessary and appropriate to meet the obligations of such party under this Agreement and (e) consulting with the Lead Investors and otherwise cooperating in good faith on any public statements regarding the parties’ intentions with respect to the Company. Unless the Lead Investors otherwise agree, none of the parties shall commission a report, opinion or appraisal (within the meaning of Item 1015 of Regulation M-A of the Exchange Act). Each Investor shall use reasonable best efforts and provide all cooperation as may be reasonably requested by the Lead Investors to obtain all applicable governmental, statutory, regulatory or other approvals, licenses, waivers or exemptions required or, in the reasonable opinion of the Investors, desirable for the consummation of the Transaction.

2.8.2.       Notwithstanding the foregoing or anything to the contrary in this Agreement, none of the provisions of this Agreement shall be construed as requiring any Investor to (i) make available to the other Investors any of their internal investment committee materials or analyses or, other than Regulatory Disclosures, any information which such party considers to be commercially sensitive information or which is otherwise held subject to an obligation of confidentiality; and (ii) with respect to any Regulatory Disclosures, provide, or cause to be provided or agree or commit to provide (A) information where the sharing of such information as contemplated would be prohibited by Laws applicable to it or its Affiliates or any Order applicable to or imposed upon it or its Affiliates; (B) information of the nature set forth in Schedule 7.5(f) of the Merger Agreement; or (C) in the case of the GIC Investor, any non-public information with respect to it or any of its Affiliates other than of the type or to the extent the GIC Investor and/or its Affiliates have previously provided to Governmental Entities in prior transactions under substantially similar standards of confidentiality; provided, however, that with respect to the foregoing clause (B) and (C), to the extent that any Governmental Entity requests any such information with respect to an Investor or its Affiliates that is not required to be provided pursuant to clause (B) or (C), such Investor undertakes to enter into good faith discussions with the Lead Investors, the Company and/or the Government Entity (as required) and use its reasonable efforts to provide other information, within the constraints imposed on such Investor and its Affiliates by applicable Law, organizational documents, existing internal policies and past practices, which such Investor is able to provide that attempts to address the topic(s) of inquiry then being made by such Governmental Entity. No failure by any Investor to cause the provision of information referred to in this Section 2.8.2 (under the applicable circumstances and subject to the terms hereunder) shall be deemed a breach of any provision in this Agreement by such Investor. Solely with respect to this Section 2.8.2, Affiliates of the GIC Investor include all Affiliates of GIC Investor, including but not limited to GIC Private Limited, GIC Special Investments Pte. Ltd., GIC (Ventures) Pte. Ltd. and their respective subsidiaries.

2.9.       Appointment of Advisors.

2.9.1.       The parties agree that the Lead Investors shall have the right to engage (including the scope and engagement terms), terminate or change all advisors representing the group of Investors in

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connection with the Merger (such advisors to the group of Investors engaged by the Lead Investors in accordance with this Section 2.9.1, the “Joint Advisors”). The Investors agree and acknowledge that O’Melveny & Myers LLP and Fangda Partners have been jointly selected by the Lead Investors as U.S. legal counsel and PRC legal counsel, respectively, to represent the Investors in connection with the Merger and that each of O’Melveny & Myers LLP and Fangda Partners shall be a “Joint Advisor” under this Agreement.

2.9.2.       Except as otherwise provided in Section 2.9.1, if an Investor requires separate representation in connection with specific issues arising out of the Merger, such Investor may retain other advisors to advise him, her or it, provided that such Investor shall (i) provide prior notice to the other Investors of such retention and (ii) subject to Section 2.7, be solely responsible for the fees and expenses of such separate advisors unless each of the Lead Investors agrees in writing that the fees and expenses incurred by such separate advisor will be treated as the Transaction Expenses of the Investors and reimbursable pursuant to Section 2.7.

2.10.       Representations, Warranties and Covenants of Each Investor. Each Investor hereby represents and warrants, severally and not jointly, as of the date hereof and as of the Closing Date, that:

2.10.1.       (i) such Investor will have, at the Closing, sufficient cash, available lines of credit, unfunded capital commitments or other sources of immediately available funds to fulfill such Investor’s Commitment in accordance with the terms and subject to the conditions set forth herein; (ii) such Investor has the requisite power and authority to execute, deliver and perform this Agreement, (iii) the execution, delivery and performance of this Agreement by such Investor has been duly authorized by all necessary action on the part of such Investor and no additional proceedings are necessary for such Investor to approve this Agreement, (iv) this Agreement has been duly executed and delivered by such Investor and constitutes a valid and binding agreement of such Investor enforceable against such Investor in accordance with the terms hereof, (v) the execution, delivery and performance (including the provision and exchange of information) of this Agreement by such Party does not conflict with, require a consent, waiver or approval under, or result in a breach of or default under, (a) if such Investor is an entity, any provision of its organizational documents, (b) any order, writ, injunction or Law applicable to such Investor or any of such Investor’s properties and assets or (c) any of the terms of any material contract or agreement to which such Investor is party or by which such Investor is bound, and (vi) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of such Investor.

2.10.2.       Such Investor has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the Transactions, including the risk that such Investor could lose the entire value of such Investor’s investment, and has so evaluated the merits and risks of such investment. Such Investor has made such independent investigation of Parent, Merger Sub, the Company, each of their management and related matters as such Investor deems to be necessary or advisable in connection with the Transactions, and is able to bear the economic and financial risk of participating in the Transactions. Such Investor did not make a decision to participate in the Transactions as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, any seminar or meeting, or any general solicitation by a person not previously known to such Investor.

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Such Investor acknowledges that neither Parent, Merger Sub nor any of their Affiliates has rendered or will render any securities valuation advice or other advice to such Investor, and such Investor is not agreeing to participate in the Transactions in reliance upon, or with the expectation of, any such advice.

2.10.3.       Neither such Investor nor any of its Affiliates has entered into (or agreed to enter into) or, prior to the termination of this Agreement pursuant to Section 1.1, will enter into (or agree to enter into), any agreement, arrangement or understanding with any other Investor or any other potential investor, acquiror or group of potential investors or acquirors or any of its Subsidiaries, in each case with respect to the subject matter of this Agreement, the Merger Agreement or the Transactions or with respect to acquiring any material portion of the assets of the Company or any of its Subsidiaries other than this Agreement, the Merger Agreement, the Equity Commitment Letters, the Limited Guarantees and the Consortium Support Agreement.

2.10.4.       Each Investor specifically understands and agrees that no Investor has made or will make any representation or warranty with respect to the terms, value or any other aspect of the Transactions, and each Investor explicitly disclaims any warranty, express or implied, with respect to such matters. In addition, each Investor specifically acknowledges, represents and warrants that it is not relying on any other Investor (a) for its due diligence concerning, or evaluation of, Parent, Merger Sub, the Company or their respective assets or businesses, (b) for its decision with respect to making any investment contemplated hereby or (c) with respect to tax and other economic considerations involved in such investment.

2.10.5.       Subject to the other terms of this Agreement that expressly limit an Investor’s obligations to proceed to the Closing, each Investor shall assist and cooperate in all commercially reasonable respects with the other parties hereto in doing all things necessary, proper or advisable to consummate and make effective the Transactions.

2.10.6.       Lead Investors will, and will cause Parent to, use reasonable best efforts to keep each Investor informed on any significant progress with respect to the transactions contemplated by the Merger Agreement, including the execution of any material agreements or the success or failure in obtaining any required approval or clearance from competent regulatory authorities in connection therewith.

2.11.       Representations, Warranties and Covenants of Parent and Merger Sub. Parent and Merger Sub hereby represent and warrant as of the date hereof and as of the Closing Date, that (i) the execution, delivery and performance of this Agreement has been duly authorized by all necessary action and does not contravene any provision of Parent’s or Merger Sub’s charter, operating agreement or similar organizational documents or any Law or contractual restriction binding on such party or its assets; (ii) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Agreement by Parent and Merger Sub (other than those contemplated by the Merger Agreement) have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Agreement; and (iii) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against such party in accordance with its terms, subject to (1) applicable bankruptcy,

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insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and (2) as to enforceability, to general principles of equity (regardless of whether enforcement is sought in an action at law or in equity). Neither Parent nor Merger Sub shall enter into any agreement with an Investor or group of Investors that has the effect of discriminating against any Investor in a manner that is materially adverse to such Investor without such Investor’s prior written consent, except to the extent expressly permitted by the terms of this Agreement. Parent and Merger Sub shall provide to all Investors a copy of each agreement to be entered into with certain but not all of the Investors prior to the execution of such agreement, except agreements or arrangements entered into pursuant to the terms hereof or contemplated under the Merger Agreement.

2.12.       Exclusivity. Other than transfers and assignments of Commitments that are made in accordance with this Agreement, no Investor and none of such Investor’s Affiliates shall enter into any agreement, arrangement or understanding with any other potential investor or acquiror or group of investors or acquirors or any of their respective representatives or Affiliates with respect to the subject matter of this Agreement and the Merger Agreement or any other similar transaction involving the Company or any of its Subsidiaries (including any transaction that involves a material portion of the assets of the Company or any of its Subsidiaries) without the prior written approval of the Lead Investors. This Section 2.12 shall continue to apply (a) to each Failing Investor for a period of one year following the date that it becomes a Failing Investor and (b) to each Investor other than the Failing Investors until the later to occur of (i) August 11, 2021 and (ii) the termination of this Agreement in accordance with the terms hereof; provided that in any event this Section 2.12 shall not apply to agreements, arrangements, understandings or discussions between an Investor and its Permitted Transferees. Notwithstanding anything to the contrary contained in this Agreement, in the event that any of the Lead Investors becomes a Failing Investor, such Lead Investor’s approval shall not be required under the first sentence of this Section 2.12.

2.13.       Contribution With Respect to Limited Guarantees. Subject to Sections 2.4 and 2.5, and subject to Section 9.5(d) of the Merger Agreement, the Investors shall cooperate in defending any claim that the Investors are or any one of them is liable to make payments under the Limited Guarantees, including in the event that any Parent Termination Fee, expense reimbursement or other payment is required to be paid by Parent, Merger Sub and/or any Investor (including as a result of any obligation by Parent to make such a payment under the Merger Agreement or pursuant to any Limited Guarantee) to the Company (such payments, collectively, the “Damages Payment”); provided, that no Investor shall be required to commence any legal action in connection therewith. In the event that a Damages Payment becomes payable, (i) such Damages Payment shall be paid by the Sponsor Investors that are Continuing Investors and (ii) each Sponsor Investor that is a Continuing Investor agrees to contribute to the Damages Payment amount paid or payable by all of the Investors that are Continuing Investors in respect of the Limited Guarantees, in each of the cases of the foregoing clauses (i) and (ii) in a manner such that each such Sponsor Investor that is a Continuing Investor will have paid an amount equal to the product of the aggregate amount paid or payable under all of the Limited Guarantees multiplied by a fraction of which the numerator is such Sponsor Investor’s Cap (as defined in such Investor’s Limited Guarantee) and the denominator of which is the sum of all such Investors’ Caps (as defined in pro rata based on their respective Limited Guarantees) (and in the event a Sponsor Investor who is also a Non-Consenting Investor has assigned its obligations hereunder to a third party in

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accordance with Section 2.4, such assignee shall be responsible for such Sponsor Investor’s portion of the Damages Payment to the extent so provided in such assignment). Notwithstanding anything to the contrary in this Section 2.13 or a Failing Investor’s Limited Guarantee, if there is a Failing Investor and the failure of such Failing Investor to fund its Commitment in accordance with its Equity Commitment Letter or the Consortium Support Agreement or its assertion in writing of its unwillingness to fund its Commitment in accordance with its Equity Commitment Letter or the Consortium Support Agreement was the primary cause of the termination giving rise to the obligation to pay the Damages Payment, the Damages Payment (along with any other Indemnifiable Losses) shall be paid 100% by such Failing Investor (whether or not such Failing Investor is a Sponsor Investor or Consortium Rollover Investor) (unless such Failing Investor’s participation rights had previously been assigned in accordance with Section 2.5, and solely to the extent so provided in such assignment); provided, further, that if there is more than one such Failing Investor, such amounts shall be paid 100% by all such Failing Investors allocated pro rata among such Failing Investors based on their respective Commitments on the date hereof. It is understood that other than as set forth in the immediately preceding sentence, no Sponsor Investor shall be obligated to pay an amount pursuant to its own Limited Guarantee and this Section 2.13 that, in the aggregate, exceeds the applicable maximum amount it is obligated to pay pursuant to its own Limited Guarantee unless such Investor is a Failing Investor.

2.14.       Indemnification. Notwithstanding anything herein to the contrary, each Failing Investor shall indemnify and hold harmless each of Parent, Merger Sub, any Investor that is not a Failing Investor, their respective Affiliates, and any former, current and future direct or indirect equityholder, director, officer, employee, Affiliate, member, manager, general or limited partner, agent, attorney or other representatives of the foregoing (each, an “Indemnified Party”) from and against any and all Indemnifiable Losses (as defined below); provided, that if there is more than one Failing Investor, the obligations of the Failing Investors shall be several and not joint, with each responsible for its pro rata share of the Indemnifiable Losses based on their respective Commitments on the date hereof. The term “Indemnifiable Losses” shall mean all losses, liabilities, damages, costs, expenses, penalties, fines and taxes arising out of, attributable to, incurred or suffered due to, a Failing Investor’s Breach (whether as a result of (w) the Closing not occurring when it otherwise would have occurred pursuant to the Merger Agreement, (x) the Closing occurring without the Failing Investor funding its Commitment in full, (y) the termination of the Merger Agreement, or (z) any other reason), including (A) any Damages Payments (if the failure of such Failing Investor to fund its Commitment in accordance with its Equity Commitment Letter or the Consortium Support Agreement or its assertion in writing of its unwillingness to fund its Commitment in accordance with its Equity Commitment Letter or the Consortium Support Agreement was the primary cause of the termination giving rise to the obligation to pay such Damages Payment), (B) any payments made pursuant to a Limited Guarantee (subject to the parenthetical in clause (A) of this sentence), (C) any Transaction Expenses and (D) any costs or expenses incurred in connection with enforcing such Indemnified Party’s rights under its Equity Commitment Letter, the Consortium Support Agreement or its Limited Guarantee or this Agreement. If any Investor determines to enforce any remedies described in the first sentence against any Failing Investor, such Investor must do so against all Failing Investors. If there are multiple Failing Investors, each Failing Investor’s portion of the total obligations hereunder shall be the amount equal to the product of (i) the amounts due from all Failing Investors hereunder, multiplied by (ii) a fraction of which the numerator is the amount or value (as applicable) of such Failing Investor’s Commitment and the denominator of which is the sum of all Failing Investors’ Commitments.

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2.15.       Company Payments. In the event the Merger Agreement is terminated and Parent or any of its Affiliates receives any termination fee, reimbursement of expenses, indemnification for damages or other similar payments from the Company or any of its Affiliates (collective, the “Company Payments”), Parent shall (a) first, make adequate provisions for any costs, expenses and other liabilities which are to be borne by Parent and Merger Sub in connection with the Transactions, (b) second, subject to Section 2.7, use all remaining amounts of the Company Payments after giving effect to clause (a), if any, to pay or cause to be paid all Transaction Expenses of each Sponsor Investor (including any Non-Consenting Investor but excluding any Failing Investor), and in the event the amount of expenses in this clause (b) is greater than the remaining amount of the Company Payments after giving effect to clause (a), such remaining amount shall be paid to each Sponsor Investor (including any Non-Consenting Investor but excluding any Failing Investor) pro rata (based on each Investor’s Commitment relative to all of the Commitments of the Investors), it being understood that no Sponsor Investor shall be paid an amount pursuant to this clause (b) that is more than its Transaction Expenses, and (c) third, pay or cause to be paid all remaining amounts of the Company Payments after giving effect to clauses (a) and (b), if any, to each Sponsor Investor (excluding any Non-Consenting Investor and any Failing Investor) pro rata in proportion to their relative Commitments.

2.16.       Amended and Restated Consortium Agreement. Pursuant to Section 6.2 of the Amended and Restated Consortium Agreement dated as of June 24, 2020 by and among the Investors (the “A&R Consortium Agreement”), the Investors hereby agree to terminate, effective immediately, the A&R Consortium Agreement.

3.	DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

“Commitments” means the Equity Commitments and the Rollover Commitments.

“Consortium Rollover Investor” means each of the Investors designated on Exhibit A hereto under the heading “Consortium Rollover Investors.”

“Continuing Commitments” means, as of any time of determination, the Equity Commitments or Rollover Commitments of the Continuing Investors as of such time.

“Continuing Investor” means, as of any time of determination, each Investor that is not a Non-Consenting Investor at such time.

“Equity Commitments” means, for each Sponsor Investor, the amount of cash equity set forth in the Equity Commitment Letter delivered by such Investor to Parent on the date hereof, as such amount of cash equity may be amended from time to time as permitted by this Agreement.

“GIC Investor” means Velvet Investment Pte. Ltd.

“Lead Investors” means, subject to the last sentence of Section 2.1.2, the YF Capital Investor, the TF Capital Investor and Mr. Liu.

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“Majority-in-Interest of the Investors” means, as of any date of determination, those Continuing Investors (other than the Lead Investors or any of their permitted assigns) that hold more than 50% of the aggregate Continuing Commitments held by all of the Continuing Investors (other than the Lead Investors or any of their permitted assigns) as of such date, in each case subject to the last sentence of Section 2.1.

“Mr. Liu” means Bizuo (Tony) Liu, a citizen of the United States of America.

“Novartis Investor” means Novartis Pharma AG, a corporation organized under the laws of Switzerland.

“Permitted Transferee” means, in respect of any Investor, (a) an Affiliate of such Investor, (b) a member of such Investor’s immediate family or a trust for the benefit of such Investor’s or any member of such Investor’s immediate family, (c) any heir, legatees, beneficiaries and/or devisees of such Investor or (d) if such Investor is an investment fund, to any of the investment funds managed or advised by such Investor or any of its Affiliates, or any of the investment vehicles of such Investor, such Affiliate or such investment fund; provided, that in each case, such transferee agrees to execute, prior to or concurrently to any permitted transfer, a joinder to this Agreement in the form mutually agreed by the Lead Investors; provided, further, that for the avoidance of doubt, none of the Investors shall be Permitted Transferees of any other Investor.

“Parties” means, collectively, Parent, Merger Sub and the Investors, and “Party” means any of the Parties.

“Sponsor Investor” means each of the Investors designated on Exhibit A hereto under the heading “Sponsor Investors”.

“TF Capital Investor” means TF Capital Ranok Ltd., an exempted company organized and existing under the Laws of the British Virgin Islands.

“Transactions” means the transactions contemplated by the Merger Agreement.

“YF Capital Investor” means Yunfeng Fund III, L.P., an exempted limited partnership organized and existing under the Laws of the Cayman Islands, or one or more of its Permitted Transferees as may be designated by Yunfeng Fund III, L.P.

4.	MISCELLANEOUS.

4.1.       Amendment. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by each of the Parties. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the Party against whom the enforcement of such waiver, discharge or termination is sought. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

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4.2.       Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

 4.3.       Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. In the event that Parent determines to enforce the provisions of the Commitment under the Equity Commitment Letters or the Consortium Support Agreement in accordance with this Agreement or the Company enforces the Equity Commitment Letters or the Consortium Support Agreement in accordance with the terms thereof, and the Lead Investors are prepared to cause Parent to consummate the Transactions in accordance with Section 2.1 of this Agreement and to fund their respective Commitment upon consummation of the Transactions, as evidenced in writing to the other Investors (the Investors who are so prepared, the “Closing Investors”), but there are one or more Failing Investors, the Parties agree that Parent, acting at the direction of the Lead Investors (if all of the Lead Investors are Failing Investors, then by a Majority-in-Interest of the Investors that are not Failing Investors), shall in addition to the remedies set forth elsewhere in this Agreement with respect to Failing Investors, be entitled to specific performance of the terms of this Agreement, whether before or after the Closing, together with any costs of enforcement incurred by the Closing Investors in seeking to enforce such remedy. If Parent determines to enforce any remedies described in the second sentence of this Section 4.3 against any Failing Investor, Parent must do so against all Failing Investors.

4.4.       No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the Investors and none of the Investors’ Affiliates or the Investors’ or their Affiliates’ respective former, current, or future general or limited partners, equityholders, managers, members, directors, officers, Affiliates, employees, agents, representatives or agents or of any partner, member, manager or Affiliate thereof or any former, current, or future general or limited partners, equityholders, managers, members, directors, officers, Affiliates, employees, agents, representatives or agents or of any partner, member, manager or Affiliate of any of the foregoing (each, other than an Investor, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Investors or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transactions or in respect of any oral representations made or alleged to be made in connection herewith. Parent, Merger Sub and each Investor further agrees that neither it nor any of its Affiliates shall have any right of recovery, nor shall they assert or threaten to assert, any right of recovery against any Non-Recourse Party, whether by piercing of the corporate veil or by a claim against any such Non-Recourse Party.

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4.5.       Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts executed in and to be performed in that state. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court sitting in the State of Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. The Parties agree that any violation of this Section 4.5 shall constitute a material breach of this Agreement and shall constitute irreparable harm.

4.6.       WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

4.7.       Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any Party as a result of any breach or default by any other Party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission or waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

4.8. Other Agreements. This Agreement, together with the agreements referenced herein, constitutes the entire agreement, and supersedes all prior agreements, understandings, negotiations and statements, both written and oral, among the parties hereto or any of their Affiliates with respect to the subject matter contained herein except for such other agreements as are referenced herein which shall continue in full force and effect in accordance with their terms.

4.9.       Confidentiality.

4.9.1.       Except as permitted under Section 4.10, each Party shall not, and shall direct his, her or its Affiliates and the Representatives of the foregoing not to, without the prior written consent of the other parties, disclose, reproduce, distribute or supply any Confidential Information received by such party (the “Recipient”) from any other party (the “Discloser”) to any other Person. The Recipient may disclose any Confidential Information to any of his, her or its Affiliates or any of the Representatives of the foregoing who are concerned with the Merger and whose knowledge of such information is reasonably necessary or desirable for such purpose and who (prior to such disclosure) shall be advised of the confidential nature of the information and agree in writing to be bound by

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similar confidentiality obligations as set out herein or are otherwise bound by applicable Law or rules of professional conduct to keep such information confidential or disclose any information for fund and inter-fund reporting purposes; provided that, subject to Section 4.10, no Recipient may disclose any Confidential Information to any equity or debt financing source without the prior written consent of the Lead Investors. Each Party shall not and shall direct his, her or its Affiliates and the Representatives of the foregoing to whom Confidential Information is disclosed pursuant to the preceding sentence not to use any Confidential Information for any purpose other than exclusively for the purposes of this Agreement or the Merger. Upon discovery of any unauthorized use or disclosure of Confidential Information or any breach of this Section 4.9 by the Recipient or any of his, her or its Affiliates or any of the Representatives of the foregoing, such Recipient shall give a written notice to the other Parties promptly, and shall cooperate with the other Parties to assist the Discloser to regain possession of such disclosed Confidential Information and prevent its further unauthorized use or disclosure, or remedy such breach, in each case to the extent reasonably practicable.

4.9.2.       Subject to Section 4.9.3, the Recipient shall safeguard and return to the Discloser, on demand, any Confidential Information which falls within clause (a) of the definition of Confidential Information, and in the case of electronic data that constitutes Confidential Information, to return or destroy such confidential information at the option of the Recipient.

4.9.3.       Each Recipient may retain in a secure archive a copy of the Confidential Information referred to in Section 4.9.1 if the Confidential Information is required to be retained by it for regulatory purposes or in connection with a bona fide document retention policy.

4.9.4.       Each Party acknowledges that, in relation to Confidential Information received from the other parties, the obligations contained in this Section 4.9 shall continue to apply for a period of twelve (12) months following termination of this Agreement pursuant to Section 1.1, unless otherwise agreed in writing.

4.9.5.       “Confidential Information” includes (a) all written, oral or other information obtained in confidence by one Party from any other Party in connection with this Agreement or the Transaction, unless such information (i) is already known to such Party or to others not known by such Party to be bound by a duty of confidentiality, or (ii) is or becomes publicly available other than through a breach of this Agreement by such Party, and (b) the existence or terms of, and any negotiations or discussions relating to, the Transactions, this Agreement, the Merger Agreement, the Equity Commitment Letters, the Consortium Support Agreement and the Limited Guarantees and all exhibits, restatements and amendments hereto and thereto.

4.10.       Permitted Disclosures. A Party may make disclosures (a) to those of his, her or its Affiliates and the Representatives of the foregoing as such Party reasonably deems necessary to give effect to or enforce this Agreement (including, with respect to each of the Sponsor Investors, potential sources of capital), but only on a confidential basis; (b) if required by applicable Law or the rules and regulations of any securities exchange or Governmental Entity of competent jurisdiction over a Party, provided that such Party

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shall, if and to the extent that it can lawfully do so, provide the other Parties hereto with prompt written notice of that fact so that the appropriate party may seek (with the cooperation and reasonable efforts of the other party other than taking any legal action) a protective order, confidential treatment or other appropriate remedy, and the form and terms of such disclosure shall have been notified to the other Parties and the other Parties shall have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable; or (c) if the information is publicly available other than through a breach of this Agreement by such Party, any of his, her or its Affiliates or any of the Representatives of the foregoing.

4.11.       Notices. Any notice, request, instruction or other document to be provided hereunder by any Party to another Party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile, overnight courier or electronic mail, to the address provided under such other Party’s Equity Commitment Letter or the Consortium Support Agreement, as applicable, or to such other address or facsimile number or electronic mail address as such Party may hereafter specify for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

 4.12.       Press Release; Communications. Notwithstanding anything to the contrary in this Agreement, without the prior written consent of a Party, none of the other Parties or any of his, her or its Affiliates or the Representatives of the foregoing shall use, publish or reproduce the name of such Party or its Affiliates or any similar name, trademark or logo in any of their marketing, advertising or promotion materials or otherwise for any marketing, advertising or promotional purposes. Any general notices, releases, statements or communications to the general public or the press relating to the Transactions, this Agreement or the transactions contemplated hereby shall be made only at such times and in such manner as determined by the Lead Investors, provided that, before issuance of such notices, releases, statements or communications, each other Party shall be granted reasonable opportunity to review and comment on any disclosure relating to such Party and its Affiliates; provided, that if any such general notice, release, statement or communication specifically names any Investor or contains any information of an Investor, then the Lead Investors shall seek the written consent of such Investor with respect to the inclusion of its name or such information, as applicable, prior to making or delivering such general notice, release, statement or communication; provided, further, that notwithstanding the foregoing, the Parties shall be entitled to issue such press releases and to make such public statements as are required by applicable Law, in which case the Lead Investors shall be advised thereof and the Parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, further, that nothing herein (including Section 4.9 hereof) shall prohibit the Sponsor Investors from communicating on a confidential basis with their or their Affiliates’ respective limited partners or direct or indirect investors. Once information has been made available to the general public in accordance with this Agreement, this Section 4.12 shall no longer apply to such information.

4.13.       No Partnership or Agency. The Parties are independent and nothing in this Agreement constitutes a Party as the trustee, fiduciary, agent, employee, partner or joint venture of the other party.

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4.14.       Assignment; Third Party Beneficiaries. Other than as expressly provided herein, this Agreement shall not be assigned without the prior written consent of the Parties; provided, that each Investor may assign its rights and obligations hereunder to a Permitted Transferee of such Investor; provided, further, that notwithstanding any such assignment, each Investor shall remain liable to perform all of its obligations hereunder. Notwithstanding anything in this Section 4.14 to the contrary, each of the Investors acknowledges and agrees that this Section 4.14 shall not apply to arrangements between or among any equityholders of the Sponsor Investors. Nothing in this Agreement shall be construed as giving any Person, other than the Parties and their heirs, successors, legal representatives and permitted assigns any right, remedy or claim under or in respect of this Agreement or any provision hereof; provided, however, that the Indemnified Parties are express intended third party beneficiaries of Section 2.14 and the Non-Recourse Parties are express intended third party beneficiaries of Section 4.4.

4.15.       No Duty. In making any determination contemplated by this Agreement, each Investor may make such determination in its sole and absolute discretion, taking into account only such Investor’s own views, self-interest, objectives and concerns. No Investor shall have any fiduciary or other duty solely as a result of entering into this Agreement to any other Investor, Parent or Merger Sub except as expressly set forth in this Agreement.

4.16.       Non-circumvention. Each Party agrees that it shall not indirectly accomplish that which it is not permitted to accomplish directly under this Agreement.

4.17.       Counterparts. This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document. The Parties irrevocably and unreservedly agree that this Agreement may be executed by way of electronic signatures and the Parties agree that this Agreement, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

4.18.       GIC. For avoidance of doubt, notwithstanding any provision of this Agreement to the contrary, this Agreement shall not be binding on, or restrict the activities of, or applicable to, any Affiliate of GIC that primarily engages in investment and trading in the secondary securities market unless such GIC entity becomes an Affiliate of GIC as defined under this Agreement.

[Signature pages follow]

20

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

By:	/s/ Bizuo (Tony) Liu
Name: Bizuo (Tony) Liu

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

By:	/s/ Li (Helen) Zhang
Name: Li (Helen) Zhang

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

By:	/s/ Yihong Yao
Name: Yihong Yao

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

By:	/s/ Chengxiang (Chase) Dai
Name: Chengxiang (Chase) Dai

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

Dangdai International Group Co., Limited

By:	/s/ Chen Jie
Name: Chen Jie
Title: Executive Vice President

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

By:	/s/ Viktor Pan
Name: Viktor Pan

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

Mission Right Limited

By:	/s/ Chan Boon Ho Peter
Name: Chan Boon Ho Peter
Title: Director

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

By:	/s/ Zheng Zhou
Name: Zheng Zhou

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

Wealth Map Holdings Limited

By:	/s/ James Xiao Dong Liu
Name: James Xiao Dong Liu
Title: Director

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

Earls Mill Limited

By:	/s/ James Xiao Dong Liu
Name: James Xiao Dong Liu
Title: Director

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

OPEA SRL

By:	/s/ Edoardo Fontana
Name: Edoardo Fontana
Title: Managing Director

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

MAPLEBROOK LIMITED

For and on behalf of
BUKIT MERAH LIMITED
Corporate Director

By:	/s/ Valerie Wong /s/ Pauline Ong
Name: Valerie Wong Pauline Ong
Title: Authorized Signatory Authorized Signatory

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

Full Moon Resources Limited

By:	/s/ Pak To Leung
Name: Pak To Leung
Title: Director

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

Yunfeng Fund III, L.P.

By:	/s/ Xin Huang
Name: Xin Huang
Title: Authorized Signatory

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

Velvet Investment Pte. Ltd.

By: /s/ Suresh Balasubramanian
Name: Suresh Balasubramanian
Title: Director

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

TF Capital Ranok Ltd.

By:	/s/ Tingting Zhang
Name: Tingting Zhang
Title: Director

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

CBMG Holdings

By:	/s/ Xin Huang
Name: Xin Huang
Title: Authorized Signatory

CBMG Merger Sub Inc.

By:	/s/ Xin Huang
Name: Xin Huang
Title: Authorized Signatory

[Signature Page to Interim Investors Agreement]

EXHIBIT A

I.	Consortium Rollover Investors:
1.	Bizuo (Tony) Liu
2.	Li (Helen) Zhang
3.	Yihong Yao
4.	Chengxiang (Chase) Dai
5.	Dangdai International Group Co., Limited
6.	Mission Right Limited
7.	Viktor Pan
8.	Zheng Zhou
9.	Wealth Map Holdings Limited
10.	Earls Mill Limited
11.	OPEA SRL
12.	Maplebrook Limited
13.	Full Moon Resources Limited

II.	Sponsor Investors:
1.	Yunfeng Fund III, L.P.
2.	TF Capital Ranok Ltd.
3.	Velvet Investment Pte. Ltd.
4.	Bizuo (Tony) Liu